UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/20/2009

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23930

Washington	91-1549568
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 623-7612
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On July 20, 2009, Targeted Genetics Corporation (the "Company") and Ironwood Apartments, Inc. ("Landlord") entered into an Eighth Amendment and Conditional Termination of Lease (the "Amendment"). The Amendment amends the Lease Agreement between the Company and Landlord dated November 20, 1992, as amended (the "Lease"), as follows:

- The Amendment reduces the amount of rent due for the months of June, July and August 2009; and

- The Amendment gives the Company the right, at its election, to:

(i) terminate the Lease effective August 31, 2009, releasing the Company from up to approximately $4 million in estimated payment obligations and all other liabilities under the Lease, conditioned on paying Landlord a termination fee of $45,000 and having paid the reduced rent for June, July and August 2009; or

(ii) continue the Lease in effect, conditioned on providing notification to Landlord by August 15, 2009, paying $45,000 in additional rent for June, July and August 2009 and, upon written request by Landlord on or before August 31, 2009, providing Landlord with reasonable assurances of the Company's ability or the ability of a potential assignee to perform the Company's ongoing obligations under the Lease (which assurances may include, without limitation, having cash and cash equivalents sufficient to support the Company's planned operations for 12 months). If the Company cannot provide such reasonable assurances upon Landlord's timely request, then Landlord has the right to terminate the Lease effective October 31, 2009.

The Lease covers 38,000 square feet in the facility the Company uses for its headquarters offices and primary research and development activities and, unless earlier terminated under its terms (as amended), will expire on April 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: July 24, 2009	By:	/s/ David J. Poston
David J. Poston
Vice President, Finance and Chief Financial Officer